Exhibit (a)(5)

Ready Capital Corporation Announces Offer to Purchase and Notice of Fundamental Change Relating to Outstanding Series C Preferred Stock

New York, New York, April 2, 2021 / PRNewswire / – Ready Capital Corporation (NYSE: RC) (“Ready Capital” or the “Company”) announced today that it has (i) delivered a notice to holders of shares of its of 6.25% Series C Cumulative Convertible Preferred Stock, $0.0001 par value per share (the “Shares”), notifying holders that, as a result of the consummation of the merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of December 6, 2020, by and among Ready Capital, RC Merger Subsidiary, LLC and Anworth Mortgage Asset Corporation (“Anworth”), a “Fundamental Change” has occurred effective as of March 19, 2021, as defined in the Articles Supplementary (the “Articles Supplementary”) designating Anworth’s 6.25% Series B Cumulative Convertible Preferred Stock, $0.01 par value per share, which was exchanged for the Shares on a one-for-one basis in connection with the completion of the Merger, and (ii) made an offer to purchase any and all outstanding Shares as a result of the Fundamental Change.

In connection with the completion of the Merger and pursuant to the terms of the Articles Supplementary, Ready Capital has commenced a tender offer (the “Fundamental Change Offer”) to repurchase, at the option of each holder of Shares, any and all of the Shares. Pursuant to the terms of the Fundamental Change Offer and the Articles Supplementary, each holder of Shares has the right, subject to certain conditions, at such holder’s option, to require Ready Capital to purchase for cash all of such holder’s Shares, or any portion thereof that is equal to the $25.00 liquidation preference or an integral multiple thereof, on May 4, 2021 (the “Fundamental Change Purchase Date”). Ready Capital will purchase such Shares at a repurchase price equal to 100% of the $25.00 liquidation preference of the Shares to be repurchased, plus accrued and unpaid dividends (including additional dividends, if any) to, but not including, the Fundamental Change Purchase Date. The amount payable on the Shares, including accrued and unpaid dividends, will be $25.14323 per Share validly surrendered for repurchase, and not validly withdrawn.

Holders must tender the Shares prior to 5:00 p.m., New York City time, on April 30, 2021 (the “Fundamental Change Expiration Date”), and may withdraw such tender at any time prior to 5:00 p.m., New York City time, on May 3, 2021 through compliance with the proper withdrawal procedures outlined in the Offer to Purchase and Notice of Fundamental Change to Holders of 6.25% Series C Cumulative Convertible Preferred Stock dated April 2, 2021 (the “Offer to Purchase and Notice”).

Holders should review the Offer to Purchase and Notice carefully and consult with their own financial and tax advisors. Neither Ready Capital nor any of its affiliates, directors, employees, advisors or representatives, or the paying agent are making any representation or recommendation to any holder as to whether or not to tender or refrain from tendering their Shares in the Fundamental Change Offer.

American Stock Transfer & Trust Company, LLC is the paying agent and D.F. King & Co. Inc. is the information agent for the Fundamental Change Offer.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL THE SHARES. THE FUNDAMENTAL CHANGE OFFER IS BEING MADE ONLY PURSUANT TO A TENDER OFFER STATEMENT (INCLUDING THE OFFER TO REPURCHASE AND RELATED MATERIALS) THAT READY CAPITAL WILL FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) AND THEREAFTER DISTRIBUTE TO ITS SHAREHOLDERS. SHAREHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE TENDER OFFER STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE FUNDAMENTAL CHANGE OFFER. AFTER READY CAPITAL FILES THE TENDER OFFER STATEMENT WITH THE SEC, SHAREHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT AND OTHER DOCUMENTS THAT READY CAPITAL FILES WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV OR BY CONTACTING READY CAPITAL AT (212) 257-4666. SHAREHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE FUNDAMENTAL CHANGE OFFER.

About Ready Capital Corporation

Ready Capital Corporation (NYSE: RC) is a multi-strategy real estate finance company that originates, acquires, finances and services small to medium balance commercial loans. Ready Capital specializes in loans backed by commercial real estate, including agency multifamily, investor and bridge as well as SBA 7(a) business loans. Headquartered in New York, New York, Ready Capital employs over 500 lending professionals nationwide. The company is externally managed and advised by Waterfall Asset Management, LLC.

Forward-Looking Statements

This press release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the use of words such as “expect,” “anticipate,” “believe,” “estimate,” “potential,” “should,” “will” or similar words intended to identify information that is not historical in nature. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. Certain of these factors are discussed in the sections entitled “Risk Factors and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission. Other unknown or unpredictable factors may also cause actual results to differ materially from those projected by the forward-looking statements. The forward-looking statements in this document speak only as of date of this document. These factors are difficult to anticipate and are generally beyond the control of the Company. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required to do so by law. You are cautioned to not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

Contact

Investor Relations
Ready Capital Corporation
(212) 257-4666
InvestorRelations@readycapital.com

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